STOCK ESCROW AGREEMENT

THIS STOCK ESCROW AGREEMENT, dated as of  March 25, 2009 ("Agreement"), is made by and among GO PUBLIC ACQUISITION CORPORATION II, a  Nevada  corporation ("Company"), the  person(s)  set forth on Exhibit A hereto  (the  "Initial  Stockholder", whether one or more)  and ESCROW, LLC,  a Virginia limited liability company  ("Escrow Agent").

WHEREAS, the Company is undertaking an offering of securities pursuant to Rule 419 promulgated under the Securities Act of 1933, as amended (the “Offering”); and

WHEREAS, each Initial Stockholder has agreed as a condition of the Offering to deposit its shares of common stock of the Company, as set forth opposite their respective names in Exhibit A attached hereto (collectively "Initial Stockholder Shares"), in escrow as hereinafter provided;

WHEREAS, pursuant to Rule 419, the Company will be required to deposit into escrow all shares issued to investors (“Investor Shares”) in the Offering (“Investors”); and

WHEREAS, the Company and the Initial Stockholder desire that the Escrow Agent  accept  the  Initial Stockholder Shares and Investor Shares (collectively “Escrow Shares”), in  escrow, to be held and  disbursed  as hereinafter provided.

THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. APPOINTMENT OF ESCROW AGENT. The Company and the Initial Stockholder hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. DEPOSIT OF ESCROW SHARES. On or before the effective date of a Registration Statement filed in accordance with Rule 419 (the “Effective Date”), each of the Initial Stockholder shall deliver to the Escrow Agent certificates representing its respective Initial Stockholder Shares, to be held and disbursed subject to the terms and conditions of this Agreement. After the Effective Date, the Company shall deliver to the Escrow Agent the Escrow Shares issued to Investors to be held and disbursed subject to the terms and conditions of this Agreement.

3. DISBURSEMENT OF THE ESCROW SHARES. The Escrow Agent shall hold the Escrow Shares until the earlier of (i) eighteen (18) months following the date of a business combination; (ii) liquidation of the Company; or (iii) such date on which the Escrow Agent receives instructions for release from the Company ("Escrow Period"), on which date it shall, upon written instructions from each Initial Stockholder, disburse each of the Escrow Shares as directed by the Company. Upon disbursement of the Escrow Shares, the Escrow Agent shall have no further duties hereunder and this Agreement shall terminate.

4. RIGHTS OF INITIAL STOCKHOLDER AND INVESTORS IN ESCROW SHARES.

4.1 VOTING RIGHTS AS A STOCKHOLDER. The Initial Stockholder and Investors shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2 DIVIDENDS AND OTHER DISTRIBUTIONS IN RESPECT OF THE ESCROW SHARES. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholder and Investors, but all dividends payable in stock or other non-cash property ("Non-Cash Dividends") shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term "Escrow Shares" shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 RESTRICTIONS ON TRANSFER. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Investor Shares except (i) by gift to a member of Initial Stockholder's immediate family or to a trust, the beneficiary of which is an Initial Stockholder or a member of an Initial Stockholder's immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Initial Stockholder, or (iii) pursuant to a qualified domestic relations order; PROVIDED, HOWEVER, that such permissive transfers may be implemented only upon the respective transferee's written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Initial Stockholder or Investor transferring the Escrow Shares.  During the Escrow Period, the Initial Stockholder and Investors shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement.  Notwithstanding all of the foregoing, the Initial Stockholder may gift any of its shares. Such gift shall be effective when a Gift Share Acceptance Letter is presented to Escrow Agent. Escrow Agent shall then deduct from the Initial Stockholder Shares the number of shares so gifted and transfer them on Escrow Agent’s records to the donee.

5. CONCERNING THE ESCROW AGENT.

5.1 GOOD FAITH RELIANCE. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 INDEMNIFICATION. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 COMPENSATION. [Omitted.]

5.4 FURTHER ASSURANCES. From time to time on and after the date hereof, the Company and the Initial Stockholder shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 RESIGNATION. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 DISCHARGE OF ESCROW AGENT. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 LIABILITY. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. MISCELLANEOUS.

6.1 GOVERNING LAW. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Virginia.

6.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.3 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.5 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Go Public Acquisition Corporation II
2000 Banks Rd, Suite 213D
Margate, FL 33063

If to an Initial Stockholder, to his address as set forth in Exhibit A.

and if to the Escrow Agent, to:

Escrow, LLC
360 Main St.
Washington, VA 22747
Telephone: 540-347-2212
Attention: Johnnie L. Zarecor
Fax: 540-347-2291
Email: jzarecor@escrowllc.net

The parties may change the persons and addresses to which the notices or other  communications  are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

6.6 LIQUIDATION OF THE COMPANY. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate an acquisition within the time period(s) specified in its registration statement.

7.           [Omitted.]

WITNESS  the  execution  of this  Agreement  as of the date first above written.

ESCROW AGENT:

ESCROW, LLC

By:	/s/
Name: Johnnie L. Zarecor
Title: Vice-President

COMPANY:

GO PUBLIC ACQUISITION CORPORATION II

By:	/s/
Name: Samuel E. Whitley
Title: President

EXHIBIT A

Stock
Name and Address of	Number of	Certificate
Initial Stockholder	Shares	Number